UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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EMBASSY BANCORP, INC.

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ALLENTOWN 1142 S Cedar Crest Blvd. (484) 223-0018 ALLENTOWN 4148 W Tilghman St. (484) 223-1782 TREXLERTOWN 6379 Hamilton Blvd. (610) 336-8034 BETHLEHEM 925 West Broad St. (484) 821-1210 BETHLEHEM 100 Gateway Dr. (610) 882-8800 SAUCON VALLEY Route 378 & Colesville Rd. (610) 332-2981 EASTON Easton-Nazareth Hwy. & Corriere Rd. (484) 536-1870 www.embassybank.com Timeless Vision. American Values at Work. 2011 Annual Report

Corporate Information Board of Directors Frank Banko III President, Warren Distributing Geoffrey F. Boyer, CFP President, Boyer Financial Group John P. Brew, Jr. Co-Chairman, Seifried & Brew LLC Robert P. Daday Retired PPL Executive John G. Englesson President, zAxis Corporation Executive V.P. & Secretary,Integrity Business Services, LLC Elmer D. Gates Lead Director, Embassy Bancorp, Inc. and Embassy Bank for the Lehigh Valley M. Bernadette Holland, CFP Senior Vice President, Janney Montgomery Scott, LLC Bernard M. Lesavoy, Esquire Member, Lesavoy Butz & Seitz LLC David M. Lobach, Jr. Chairman of the Board, CEO & President Embassy Bancorp, Inc. and Embassy Bank for the Lehigh Valley John C. Pittman President & CEO John C Pittman Sport Stars Inc. John T. Yurconic President John Yurconic Agency Officers Executive Officers David M. Lobach, Jr. Chairman of the Board, CEO & President Judith A. Hunsicker Sr. Executive Vice President, COO, CFO, Secretary & Treasurer James R. Bartholomew Executive Vice President & SLO Commercial Lending Senior Vice Presidents Tracy A. Barker, Deposit Operations & Human Resources Desty A. Bonstein, Business Development Mark A. Casciano, Branch Administration Diane M. Cunningham, Consumer Lending Lynne M. Neel, Controller, Credit Administration and Assistant Secretary Terry M. Stecker, Commercial Lending Vice Presidents David C. Arner, Cash Management Services Jeffrey A. Cella, Commercial Lending Diane R. Effting, Commercial Lending Scott A. Karwacki, Credit Analysis Michael Lahanas, Business Development Timothy P. Woodbridge, Commercial Lending Assistant Vice Presidents Michelle L. Barron, Deposit Operations Tracy L. McCarthy, Credit Administration Christine L. Pierce, Branch Administration Brandi L. Stefanov, Branch Administration Jennifer A. Tropeano, Consumer Lending Kristin A. Wannisky, Marketing Debra A. Young, Business Development Assistant Treasurers Kathryn I. Backer, Assistant Controller Taryn M. Pell, Branch Administration Molly A. Higgins, Operations Technology Bryan D. Lobach, Commercial Services Jessica S. Moyer, Branch Administration Jessica L. Kalavoda, Branch Administration Cynthia L. Morely, Commercial Lending Mary Beth Mulicka, Branch Administration Maria P. Nace, Branch Administration Lisa M. Schmidt, Commercial Lending Embassy Bancorp, Inc. Embassy Bancorp, Inc. (the “Company”) is a Pennsylvania corporation and registered as a bank holding company. It owns all of the capital stock of Embassy Bank For The Lehigh Valley (the “Bank”), giving the Bank more flexibility in meeting its capital needs as the Bank continues to grow. Embassy Bank is a full service bank providing personal and business lending and deposit services through seven branch offices in the Lehigh Valley area of Pennsylvania. Common Stock Outstanding On April 16, 2012, there were 7,179,892 shares of the Company’s common stock outstanding and 1,226 shareholders of record. Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 1-800-368-5948 Embassy Bancorp, Inc. and Embassy Bank For The Lehigh Valley 100 Gateway Drive, Suite 100 P.O. Box 20405 Lehigh Valley, PA 18002-0405 610-882-8800 Fax: 6 10-691-5600 www.embassybank.com Annual Meeting The Annual Meeting of Embassy Bancorp, Inc. is scheduled for 5:30 PM, June 14, 2012 at the Best Western Lehigh Valley Hotel and Conference Center at 300 Gateway Drive, Bethlehem, Pennsylvania. All shareholders are invited to join us for a reception immediately following the meeting. Form 10-K Request The Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available without charge on-line at the SEC’s website at http://www.sec.gov or by contacting: Judith Hunsicker, Chief Operating Officer Embassy Bancorp, Inc. P.O. Box 20405 Lehigh Valley, PA 18002-0405 Market Price of Common Stock & Dividend Information Although shares of the Company’s common stock are traded from time to time in private transactions and in the over-the-counter market, there is no established public trading market for the stock. The Company’s common stock is not listed on any stock exchange or automated quotation system and there are no present plans to so list the stock. There can be no assurance that, at any given time, any persons will be interested in acquiring shares of the Company’s common stock. Price quotations for the Company’s common stock do not appear regularly in any generally recognized investment media. On July 14, 2011, the Company paid $215,000 or $0.03 per share on its common stock and has not planned for regular payment of cash dividends in the near future. As a general matter, cash available for dividend distribution to shareholders of the Company must initially come from dividends paid to the Company by the Bank. As a result, legal restrictions on the payment of dividends by the Bank affect the ability of the Company to pay dividends. The Pennsylvania Banking Code of 1965, as amended, provides that cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The Directors of the Bank intend to continue the policy of retaining earnings in order to support anticipated growth.